Exhibit 99.1

News Release

For more information, contact:

Teresa Paulsen             MEDIA

Vice President,

Communication & External Relations

ConAgra Foods, Inc.

tel: 402-240-5210

Chris Klinefelter           ANALYSTS

Vice President, Investor Relations

ConAgra Foods, Inc.

tel: 402-240-4154

www.conagrafoods.com

FOR IMMEDIATE RELEASE

CONAGRA FOODS REPORTS STRONG FOURTH-QUARTER EPS GROWTH & GOOD CONSUMER FOODS SEGMENT VOLUME PERFORMANCE; RALCORP SYNERGY ESTIMATES INCREASED & EXPECTED TO HELP DRIVE DOUBLE-DIGIT ANNUAL EPS GROWTH THROUGH FISCAL 2017

Fiscal 2013 Fourth-quarter Highlights (% cited vs. year-ago period amounts, where applicable):

•	Diluted EPS from continuing operations of $0.45 as reported and $0.60 adjusted for items impacting comparability, up as reported and up 18% on a comparable basis.

•	Consumer Foods’ organic volume increased 3%.

•	All segments posted good comparable operating profit performance.

•	With regard to near-term and long-term guidance, the company currently expects:

•

Fiscal 2014 diluted EPS, adjusted for items impacting comparability, to be approximately $2.40, representing approximately 11% comparable growth. This reflects strong EPS contribution from the Ralcorp acquisition and growth in Consumer Foods’ operating profits, partially offset by approximately $0.10 of negative year-over-year EPS impact from matters relating to the Commercial Foods segment.

•	Annual diluted EPS growth of at least 10%, adjusted for items impacting comparability, in fiscal years 2015-2017, as significant cost synergies related to the Ralcorp acquisition materialize.

•	The company now expects $300 million of annual pre-tax cost-related synergies from the Ralcorp business by the end of fiscal 2017, an increase from original estimates of $225 million.

•

Annual diluted EPS growth of 7-9%, adjusted for items impacting comparability, and annual net sales growth of 3-4%, over the long term. These goals have increased from the prior long-term targets of 6-8% annual EPS growth, adjusted for items impacting comparability, and annual sales growth of 3%.

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CONAGRA FOODS

OMAHA, Neb., June 27, 2013 — ConAgra Foods, Inc., (NYSE: CAG) one of North America’s leading food companies, today reported results for the fiscal 2013 fourth quarter ended May 26, 2013. Diluted EPS from continuing operations was $0.45 for the fiscal fourth quarter, up significantly from $(0.21) in the year-ago period. Excluding $0.15 per diluted share of net expense in the current quarter, and $0.72 of net expense in the year-ago period, from items impacting comparability, current-quarter diluted EPS from continuing operations of $0.60 was 18% above the comparable $0.51 earned in the year-ago period.

Diluted EPS from continuing operations for the full fiscal 2013 was $1.85 as reported, up 65% over the $1.12 earned in fiscal 2012; after adjusting for items impacting comparability in the current and prior year, fiscal 2013 diluted EPS from continuing operations was $2.16, up 17% over $1.84 earned last fiscal year. Items impacting comparability in fiscal 2013 and fiscal 2012 are summarized toward the end of this release and reconciled for Regulation G purposes on page 12.

Gary Rodkin, ConAgra Foods’ chief executive officer, said, “We are pleased to have driven a 17% increase in comparable EPS for fiscal 2013, and to have posted comparable year-over-year Consumer Foods volume growth in the fiscal fourth quarter as planned. Today we provided our current view of our strong near-term and long-term EPS growth potential, taking into account an increase in expected synergies from the recent Ralcorp transaction, as well as the benefit of our ongoing innovation, marketing, and margin management initiatives. We are confident in our strategy and our ability to execute it. After the strong fiscal 2013 performance from the Commercial Foods segment, we will be dealing with some profit headwinds related to that segment in fiscal 2014, and we expect to manage through these and still post very good EPS growth for the fiscal year. As we look to the longer term, given the opportunities ahead of us, we expect to grow comparable EPS by at least 10% per year from fiscal 2015-2017; this is expected to result in five consecutive years of double-digit EPS growth, and EPS in excess of $3.00 per share in fiscal 2017.”

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CONAGRA FOODS

Consumer Foods Segment

Branded and non-branded food sold in retail and foodservice channels.

The Consumer Foods segment posted sales of $2.3 billion and operating profit of $291 million for the fourth quarter, as reported. Sales increased 7%, reflecting 5% contribution from acquisitions, 3% organic volume growth, and (1%) unfavorable impact from a combination of price/mix.

•

Brands posting sales growth for the quarter include Banquet, Hebrew National, Hunt’s, Marie Callender’s, Orville Redenbacher’s, PAM, Peter Pan, Ro*Tel, Rosarita, Wolf, and others. More brand details are in the Q&A document accompanying this release.

•

In the fourth quarter, the company lapped the significant pricing taken last fiscal year in response to severe input cost inflation. This, along with the marketing investments made in recent quarters, favorably impacted the fourth-quarter volume performance.

Operating profit of $291 million increased 8% from $270 million in the year-ago period, as reported. After adjusting for $4 million of net expense in the current period, and $18 million of net expense in the year-ago period, from items impacting comparability, current-quarter operating profit of $295 million increased 3% over $288 million in the year-ago period. The comparable profit growth reflects the segment’s overall sales growth, strong cost savings which more than offset minimal input cost inflation, increased incentives, and an increase in marketing investment. As previously mentioned, the marketing increase is part of the company’s commitment to investing in its brands for the long term.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and milled grain products sold to foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.3 billion, 4% above year-ago period amounts. Segment operating profit was $156 million, 13% above year-ago period amounts.

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CONAGRA FOODS

All major product lines posted sales growth. The segment’s strong profit growth in the quarter was largely the result of good performance for the flour milling operations, which increased volumes, drove favorable price/mix, and posted strong results for grain and byproduct merchandising. While the Lamb Weston potato operations posted good sales and profit performance domestically, softness in key Asian markets continued to weigh on international results, driving a modest operating profit decline for Lamb Weston overall.

For this segment in fiscal 2014, the company is currently preparing for the formation of Ardent Mills, into which the company expects to contribute its milling operations. The details of that transaction were announced on March 5, 2013. While the company expects approximately $0.03 of EPS dilution shortly after the formation of the venture, over the long term, the venture’s profit growth is expected to be accretive to ConAgra Foods’ EPS. Pertaining to the Lamb Weston potato operations, a major foodservice customer did not renew a sizeable amount of potato business, and this will negatively impact segment profits in fiscal 2014. The company expects to gradually reallocate that production and service capacity to other customers. The company currently estimates that fiscal 2014 diluted EPS will be negatively impacted by approximately $0.06-$0.07 due to this transition at Lamb Weston.

Ralcorp

Ralcorp businesses contributed a total of $962 million in sales and $108 million of operating profit in the fiscal fourth quarter as reported. After adjusting for $2 million of net expense from items impacting comparability, operating profit was $110 million for the quarter, resulting in contribution for the full fiscal year which was in line with previously communicated goals. The company currently reports Ralcorp results within two new segments: Ralcorp Food Group and Ralcorp Frozen Bakery Products, listed as such in the segment detail later in this document.

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CONAGRA FOODS

Hedging Activities – This language primarily relates to operations other than the company’s milling operations.

Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $37 million of unfavorable impact in the current quarter and $53 million of unfavorable impact in the year-ago period. The company identifies these amounts as items impacting comparability.

Other Items

•

Unallocated Corporate expense was $174 million in the current quarter and $513 million in the year-ago period. Current-quarter amounts include $37 million of unfavorable hedge-related impact and $51 million of net expense from other items impacting comparability (details starting on page 8 of this release). Year-ago period amounts include $53 million of unfavorable hedge-related impact and $397 million of expense related to pension accounting changes. Excluding these amounts, unallocated Corporate expense was $86 million for the current quarter and $64 million in the year-ago period. The comparable increase largely reflects higher incentive compensation expense and the addition of Ralcorp corporate expense.

•

Equity method investment earnings were $5 million for the current quarter and $15 million in the year-ago period; the year-over-year decline largely reflects higher input costs for a European potato joint venture.

•

Net interest expense was $102 million in the current quarter and $51 million in the year-ago period; the increase reflects the incremental interest related to the debt incurred to fund acquisitions, principally Ralcorp.

Capital Items

•	Dividends for the current quarter totaled $104 million versus $100 million in the year-ago period.

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CONAGRA FOODS

•	The company repaid in excess of $400 million toward its goal of $1.5 billion in debt reduction by fiscal 2015; this was in addition to other debt repaid as part of refinancing activities.

•

For the current quarter, capital expenditures for property, plant and equipment were $169 million, compared with $98 million in the year-ago period; $24 million of the increase relates to Ralcorp. Depreciation and amortization expense was approximately $146 million for the fiscal fourth quarter; this compares with a total of $95 million in the year-ago period. Approximately $51 million of the increase in depreciation and amortization relates to Ralcorp.

Near-term and Long-term Financial Expectations

•	The company currently expects fiscal 2014 diluted EPS, adjusted for items impacting comparability, to be approximately $2.40, reflecting:

•	Approximately $0.25 of total diluted EPS benefit from the Ralcorp acquisition, unchanged from prior estimates.

•	Low-single-digit organic volume growth and mid-single-digit operating profit growth for the Consumer Foods segment.

•

A negative year-over-year impact of approximately $0.06-$0.07 per diluted share related to lost foodservice business and transitioning capacity to serve other customers within the Lamb Weston potato operations (Commercial Foods segment).

•	Dilution of approximately $0.03 per diluted share resulting from contributing ConAgra Foods’ milling operations (Commercial Foods segment) into the soon-to-be created company Ardent Mills.

•

The company expects its fiscal 2014 fiscal first-quarter diluted EPS to be in line with comparable year-ago amounts due to significant slotting and marketing investments associated with summer 2013 new product introductions, as well as the timing of the impact of the customer transition issues at Lamb Weston. The other quarters of fiscal 2014 are expected to reflect good EPS growth.

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CONAGRA FOODS

•

The company currently expects cost-related synergies resulting from the Ralcorp acquisition to reach $300 million of annual pre-tax benefit by fiscal 2017, an increase from prior estimates of $225 million.

•

The company expects annual diluted EPS growth of at least 10%, adjusted for items impacting comparability, for fiscal years 2015-2017 as significant cost synergies related to the Ralcorp acquisition materialize. Given the growth throughout this period, comparable EPS is expected to be greater than $3.00 in fiscal 2017.

•

After the 2015-2017 period, when the majority of cost-related synergies are realized, the company expects long-term annual diluted EPS growth of 7-9%, adjusted for items impacting comparability, and long-term annual sales growth in the range of 3-4%. The long-term EPS and sales expectations reflect the benefit of ongoing innovation, marketing, margin enhancement initiatives, and capital allocation as well as anticipated benefit from greater participation in the attractive private brand segment. These long-term goals apply for fiscal 2018 and beyond, and are upward revisions from prior long-term targets of 6-8% for comparable annual EPS growth and 3% annual sales growth.

•

As part of the integration of Ralcorp, which will continue over the next 24-36 months, the company expects to incur restructuring charges. While the company is not yet in a position to quantify the financial details of the restructuring activities throughout that time period, the cash portion of these charges is not expected to be significant enough to impact the company’s plans for reinvesting in the business or repaying $1.5 billion of debt before the end of fiscal 2015. The restructuring costs will be treated as items impacting comparability for EPS purposes.

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CONAGRA FOODS

Major Items Impacting Fourth-quarter Fiscal 2013 EPS Comparability

Included in the $0.45 diluted EPS from continuing operations for the fourth quarter of fiscal 2013 (EPS amounts rounded and after tax):

•

Approximately $0.10 per diluted share of net expense, or $67 million pretax, resulting from restructuring, integration, and transaction costs (including acquisition-related restructuring). $61 million is within unallocated Corporate expense ($11 million in cost of goods sold, “COGS,” $50 million in Selling, General, and Administrative expense, “SG&A”), $4 million is within Consumer Foods (all SG&A), and $2 million is within the Ralcorp results (essentially all within the Ralcorp Food Group, all SG&A).

•

Approximately $0.05 per diluted share of net expense, or $37 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.03 per diluted share of net benefit, or $22 million pretax, related to historical legal matters, classified within unallocated Corporate expense.

•

Approximately $0.02 per diluted share of net expense, or $12 million pretax, related to the year-end re-measurement of certain pensions, as well as the cost of early retirement of debt; this is classified within unallocated Corporate expense.

•	Approximately $0.01 per diluted share of acquisition-related tax expense.

Included in the $(0.21) diluted EPS from continuing operations for the fourth quarter of fiscal 2012 (EPS amounts rounded and after tax):

•

Approximately $0.60 per diluted share of net expense, or $397 million pretax, resulting from the pension accounting changes discussed in the fiscal 2012 fourth-quarter earnings release and the associated Q&A. This entire amount is classified as unallocated Corporate expense.

•	Approximately $0.08 per diluted share of net expense, or $53 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated

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CONAGRA FOODS

Corporate expense. Hedge gains and losses are aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of net expense, or $13 million pretax, related to restructuring charges primarily in the Consumer Foods segment ($6 million COGS and $6 million SG&A).

•

Approximately $0.01 per diluted share of net expense, or $6 million pretax, resulting from acquisition and related costs, which is classified primarily within the Consumer Foods segment ($2 million COGS, $4 million SG&A).

•

Unallocated corporate expense includes $12 million of benefit from historical insurance matters ($7 million of benefit after tax, or $0.02 per diluted share) and $10 million of net expense related to historical legal matters, which is not tax-deductible ($10 million of expense after tax, or $0.02 per diluted share).

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-857-6176 and 1-719-325-4782, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 2141170. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

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CONAGRA FOODS

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies. Its balanced portfolio includes consumer brands found in 97 percent of America’s households, the largest private brand packaged food business in North America, and a strong commercial and foodservice business. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club stores and drugstores. ConAgra Foods also has a strong commercial foods presence, supplying frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to a variety of well-known restaurants, foodservice operators and commercial customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with Easy Dinner Recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to realize the synergies and benefits contemplated by the acquisition of Ralcorp and its ability to promptly and effectively integrate the business of Ralcorp; the timing to consummate the potential joint venture combining the flour milling businesses of ConAgra Foods, Cargill, and CHS; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the potential joint venture; availability and prices of raw materials, including any negative effects caused by inflation or adverse weather conditions; the effectiveness of ConAgra Foods’ product pricing, including any pricing actions and promotional changes; future economic circumstances; industry conditions; ConAgra Foods’ ability to execute its operating and restructuring plans; the success of ConAgra Foods’ innovation, marketing, including increased marketing investments, and cost-saving initiatives; the competitive environment and related market conditions; operating efficiencies; the ultimate impact of any ConAgra Foods product recalls; access to capital; ConAgra Foods’ success in efficiently and effectively integrating

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CONAGRA FOODS

its acquisitions; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock, if any; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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CONAGRA FOODS

Regulation G Disclosure

Below is a reconciliation of Q4 FY13 and Q4 FY12 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Q4 FY13 Ralcorp (Ralcorp Food Group and Ralcorp Frozen Bakery Products segments combined) segment operating profit, and FY13 and FY12 diluted earnings per share from continuing operations, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q4 FY13 & Q4 FY12 Diluted EPS from Continuing Operations

	Q4 FY13	Q4 FY12	% change
Diluted EPS from continuing operations	$0.45	$(0.21)	N/A
Items impacting comparability:
Acquisition expenses, including restructuring, and integration costs	0.10	0.03
Net expense related to unallocated mark-to-market impact of derivatives	0.05	0.08
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.02	0.60
Net expense related to acquisition-related tax expense	0.01	—
Net benefit related to historical legal matters	(0.03)	—
Rounding	—	0.01

Diluted EPS adjusted for items impacting comparability	$0.60	$0.51	18%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY13	Q4 FY12	% change
Consumer Foods Segment Operating Profit	$291	$270	8%
Acquisition-related expenses, including restructuring	4	6
Net expense related to restructuring charges	—	12

Consumer Foods Segment Adjusted Operating Profit	$295	$288	3%

Ralcorp Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY13
Ralcorp Food Group Segment Operating Profit	$82
Ralcorp Frozen Bakery Products Segment Operating Profit	26

Ralcorp Segment Operating Profit	$108
Acquisition-related expenses, including restructuring	2

Ralcorp Segment Adjusted Operating Profit	$110

FY13 and FY12 Diluted EPS from Continuing Operations

	Total FY13	Total FY12	% change
Diluted EPS from continuing operations	$1.85	$1.12	65%
Items impacting comparability:
Acquisition expenses, including restructuring, and integration costs	0.26	0.01
Expense related to restructuring charges	0.05	0.09
Net expense related to acquisition-related tax expense	0.04	—
Net expense related to impairment charges for assets within Commercial Foods	0.02	—
Net expense related to year-end remeasurement of pensions and early retirement of debt	0.02	0.60
Net expense (benefit) related to unallocated mark-to-market impact of derivatives	(0.07)	0.14
Net expense related to historical legal, insurance, and environmental matters	—	0.03
Benefit related to acquisition of majority interest in Agro Tech Foods, Ltd.	—	(0.14)
Rounding	(0.01)	(0.01)

Diluted EPS adjusted for items impacting comparability	$2.16	$1.84	17%

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CONAGRA FOODS

ConAgra Foods, Inc. Segment Operating Results (in millions) (unaudited)

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 26, 2013	May 27, 2012	Percent Change
SALES
Consumer Foods	$2,301.0	$2,149.7	7.0%
Commercial Foods	1,330.2	1,285.2	3.5%
Ralcorp Food Group	711.7	—	N/A
Ralcorp Frozen Bakery Products	250.6	—	N/A

Total	4,593.5	3,434.9	33.7%

OPERATING PROFIT
Consumer Foods	$290.8	$269.5	7.9%
Commercial Foods	155.9	138.0	13.0%
Ralcorp Food Group	81.8	—	N/A
Ralcorp Frozen Bakery Products	26.0	—	N/A

Total operating profit for segments	554.5	407.5	36.1%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:

General corporate expense	(173.7)	(512.7)	(66.1)%

Interest expense, net	(102.3)	(50.8)	101.4%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$278.5	$(156.0)	N/A

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc. Segment Operating Results (in millions) (unaudited)

	FULL FISCAL YEAR
	52 Weeks Ended	52 Weeks Ended
	May 26, 2013	May 27, 2012	Percent Change
SALES
Consumer Foods	$9,069.9	$8,376.8	8.3%
Commercial Foods	5,167.4	4,991.1	3.5%
Ralcorp Food Group	924.2	—	N/A
Ralcorp Frozen Bakery Products	329.9	—	N/A

Total	15,491.4	13,367.9	15.9%

OPERATING PROFIT
Consumer Foods	$1,096.5	$1,053.3	4.1%
Commercial Foods	631.4	546.3	15.6%
Ralcorp Food Group	85.4	—	N/A
Ralcorp Frozen Bakery Products	27.4	—	N/A

Total operating profit for segments	1,840.7	1,599.6	15.1%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings

Items excluded from segment operating profit:

General corporate expense	(416.3)	(770.4)	(46.0)%

Interest expense, net	(275.6)	(204.0)	35.1%

Income from continuing operations before income taxes and equity method investment earnings	$1,148.8	$625.2	83.7%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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CONAGRA FOODS

ConAgra Foods, Inc. Consolidated Statements of Earnings (in millions, except per share amounts) (unaudited)

	FOURTH QUARTER
	13 Weeks Ended	13 Weeks Ended
	May 26, 2013	May 27, 2012	Percent Change
Net sales	$4,593.5	$3,434.9	33.7%
Costs and expenses:
Cost of goods sold	3,641.7	2,758.7	32.0%
Selling, general and administrative expenses	571.0	781.4	(26.9)%
Interest expense, net	102.3	50.8	101.4%

Income (loss) from continuing operations before income taxes and equity method investment earnings	278.5	(156.0)	N/A
Income tax expense (benefit)	89.6	(57.9)	N/A
Equity method investment earnings	5.1	14.6	(65.1)%

Net income (loss)	$194.0	$(83.5)	N/A

Less: Net income attributable to noncontrolling interests	1.8	2.7	(33.3)%

Net income (loss) attributable to ConAgra Foods, Inc.	$192.2	$(86.2)	N/A

Earnings per share – basic

Net income (loss) attributable to ConAgra Foods, Inc.	$0.46	$(0.21)	N/A

Weighted average shares outstanding	418.4	412.1	1.5%

Earnings per share – diluted

Net income (loss) attributable to ConAgra Foods, Inc.	$0.45	$(0.21)	N/A

Weighted average share and share equivalents outstanding	426.3	412.1	3.4%

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CONAGRA FOODS

ConAgra Foods, Inc. Consolidated Statements of Earnings
(in millions, except per share amounts)
(unaudited)

	FULL FISCAL YEAR
	52 Weeks Ended	52 Weeks Ended
	May 26, 2013	May 27, 2012	Percent Change
Net sales	$15,491.4	$13,367.9	15.9%
Costs and expenses:
Cost of goods sold	11,931.4	10,555.1	13.0%
Selling, general and administrative expenses	2,135.6	1,983.6	7.7%
Interest expense, net	275.6	204.0	35.1%

Income from continuing operations before income taxes and equity method investment earnings	1,148.8	625.2	83.7%
Income tax expense	400.2	195.8	104.4%
Equity method investment earnings	37.5	44.9	(16.5)%

Income from continuing operations	786.1	474.3	65.7%

Income from discontinued operations, net of tax	—	0.1	(100.0)%

Net income	$786.1	$474.4	65.7%

Less: Net income attributable to noncontrolling interests	12.2	6.5	87.7%

Net income attributable to ConAgra Foods, Inc.	$773.9	$467.9	65.4%

Earnings per share – basic

Income from continuing operations	$1.88	$1.13	66.4%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$1.88	$1.13	66.4%

Weighted average shares outstanding	410.8	412.9	(0.5)%

Earnings per share – diluted

Income from continuing operations	$1.85	$1.12	65.2%
Income from discontinued operations	—	—	—%

Net income attributable to ConAgra Foods, Inc.	$1.85	$1.12	65.2%

Weighted average share and share equivalents outstanding	417.6	418.3	(0.2)%

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CONAGRA FOODS

ConAgra Foods, Inc.
Consolidated Balance Sheets
(in millions)
(unaudited)

	May 26, 2013	May 27, 2012
ASSETS
Current assets
Cash and cash equivalents	$183.9	$103.0
Receivables, less allowance for doubtful accounts of $7.6 and $5.9	1,286.2	924.8
Inventories	2,394.1	1,869.6
Prepaid expenses and other current assets	515.6	321.4

Total current assets	4,379.8	3,218.8

Property, plant and equipment, net	3,859.2	2,741.9
Goodwill	8,450.7	4,015.4
Brands, trademarks and other intangibles, net	3,422.1	1,191.5
Other assets	293.5	274.3

	$20,405.3	$11,441.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$185.0	$40.0
Current installments of long-term debt	517.9	38.1
Accounts payable	1,501.6	1,190.3
Accrued payroll	287.2	177.2
Other accrued liabilities	909.6	779.6

Total current liabilities	3,401.3	2,225.2

Senior long-term debt, excluding current installments	8,691.0	2,662.7
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,754.1	1,822.1
Total stockholders’ equity	5,363.0	4,536.0

	$20,405.3	$11,441.9

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Fifty-two weeks ended
	May 26, 2013	May 27, 2012
Cash flows from operating activities:
Net income	$786.1	$474.4
Income from discontinued operations	—	0.1

Income from continuing operations	786.1	474.3
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	445.2	371.8
Asset impairment charges	20.2	8.6
Gain on acquisition of controlling interest in Agro Tech Foods Ltd.	—	(58.7)
Earnings of affiliates in excess of distributions	(11.1)	(17.6)
Share-based payments expense	67.4	41.8
Contributions to pension plans	(19.8)	(326.4)
Pension expense	23.5	421.8
Other items	2.5	5.3
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	(73.1)	(4.3)
Inventory	21.1	14.9
Deferred income taxes and income taxes payable, net	124.7	(6.8)
Prepaid expenses and other current assets	(22.0)	5.5
Accounts payable	6.9	82.1
Accrued payroll	109.9	48.4
Other accrued liabilities	(69.3)	(11.0)

Net cash flows from operating activities — continuing operations	1,412.2	1,049.7
Net cash flows from operating activities — discontinued operations	—	2.3

Net cash flows from operating activities	1,412.2	1,052.0

Cash flows from investing activities:
Additions to property, plant and equipment	(458.4)	(336.7)
Sale of property, plant and equipment	18.0	9.7
Purchase of businesses, net of cash acquired	(5,018.8)	(635.2)
Purchase of intangible assets	(4.8)	(62.5)
Purchase of secured loan	—	(39.6)
Other	(1.8)	—

Net cash flows from investing activities	(5,465.8)	(1,064.3)

Cash flows from financing activities:
Net short-term borrowings	145.0	40.0
Issuance of long-term debt, including current maturities	6,217.7	—
Debt issuance costs	(56.6)	—
Repayment of long-term debt, including current maturities	(2,074.0)	(363.6)
Issuance of ConAgra Foods, Inc. common shares	269.2	—
Repurchase of ConAgra Foods, Inc. common shares	(245.0)	(352.4)
Cash dividends paid	(400.7)	(388.6)
Exercise of stock options and issuance of other stock awards	274.4	213.2
Other items	3.0	1.8

Net cash flows from financing activities	4,133.0	(849.6)

Effect of exchange rate changes on cash and cash equivalents	1.5	(7.5)
Net change in cash and cash equivalents	80.9	(869.4)
Cash and cash equivalents at beginning of period	103.0	972.4

Cash and cash equivalents at end of period	$183.9	$103.0

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